EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Elicio Therapeutics, Inc. and Subsidiary

Cambridge, MA 02139

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 9, 2021, relating to the consolidated financial statements of Elicio Therapeutics, Inc. and Subsidiary, which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern as of December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

June 28, 2021